[GRAPHIC]

PHILADELPHIA, PENNSYLVANIA

April 12, 2002

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln National Corporation (“LNC”) scheduled for Thursday, May 9, 2002, at 10:00 a.m., local time, at Ritz-Carlton Hotel, Ten Avenue of the Arts, Philadelphia, Pennsylvania. LNC’s Board of Directors and Management look forward to greeting you.

The enclosed Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting. Please review these documents carefully.

It is important that you vote your shares of LNC stock, either in person or by proxy. To assist you in voting your shares, LNC now offers, in addition to voting through the use of a proxy card, voting via telephone and over the Internet. If you are unable to attend, please sign, date and mail the enclosed proxy card in the envelope provided, or vote your shares in any other manner described in the enclosed proxy statement.

On behalf of the Board of Directors, thank you for your continued support.

Sin	cerely,

[G	RAPHIC]

Jon	A. Boscia
Ch	airman and Chief Executive Officer

LINCOLN NATIONAL CORPORATION
PHILADELPHIA, PENNSYLVANIA

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

April 12, 2002

The Annual Meeting of Shareholders of LINCOLN NATIONAL CORPORATION will be held on Thursday, May 9, 2002, at 10:00 a.m. at the Ritz-Carlton Hotel, Ten Avenue of the Arts, Philadelphia, Pennsylvania.

The items of business are:

1.	to elect four directors for three-year terms expiring in 2005 and one director for a two-year term expiring in 2004; and
2.	to consider and act upon such other matters as may properly come before the meeting.

You have the right to receive this notice and vote at the Annual Meeting if you were a shareholder of record at the close of business on March 15, 2002. Please remember that your shares cannot be voted unless you cast your votes by one of the following methods: (1) sign and return a proxy card; (2) call the 800 toll-free number listed on the proxy card; (3) vote via the Internet as indicated on the proxy card; (4) vote in person at the Annual Meeting; or (5) make other arrangements to vote your shares.

Fo	r the Board of Directors,

[G	RAPHIC]

C.	Suzanne Womack
Sec	retary

LINCOLN NATIONAL CORPORATION
1500 MARKET STREET, SUITE 3900
CENTRE SQUARE WEST
PHILADELPHIA, PENNSYLVANIA 19102

PROXY STATEMENT
Annual Meeting of Shareholders
May 9, 2002

The Board of Directors (the “Board”) of Lincoln National Corporation (“LNC” or the “Corporation”) is soliciting proxies in connection with the proposals to be voted on at the Annual Meeting of LNC shareholders scheduled for May 9, 2002 (the “Annual Meeting”). The matters to be voted upon are set forth in the enclosed Notice of Annual Meeting of Shareholders (the “Notice”). We are first mailing this Proxy Statement to our shareholders on or about April 12, 2002.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you execute the attached proxy card, the individuals designated on that card (Jon A. Boscia, Jill S. Ruckelshaus, and C. Suzanne Womack) will vote your shares according to your instructions. If any matter other than Item 1 listed in the Notice is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner they perceive to be in the best interests of the Corporation.

To assist you in deciding how to vote, this Proxy Statement includes narrative information about the Corporation, its officers and directors, nominees for director, and related matters. In addition, a Performance Graph showing the Corporation’s performance over a five-year period is included on page 27. We have supplemented the narrative disclosure in this Proxy Statement with the following information, all of which is set forth in Tables A through G (beginning on page 30):

Table	Name of Table or Graph
A	Security Ownership of Directors, Nominees and Executive Officers
B	Security Ownership of Certain Beneficial Owners
C	Summary Compensation Table
D	Long-Term Incentive Plans – Awards in Last Fiscal Year
E	Option/SAR Grants in Last Fiscal Year
F	Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
Year-End Option/SAR Values
G	Pension Table

In addition, the following materials are attached as exhibits to this Proxy Statement:

Exhibit	Name of Exhibit
1	Bylaw provision regarding Notice of Shareholder Business
2	Bylaw provision regarding Notice of Shareholder Nominees

Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from an adjournment of the Annual Meeting.

SOLICITATION OF PROXIES

INTRODUCTION

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Item 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more particular nominees.

If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

WHO MAY SOLICIT PROXIES

Directors, officers and employees of the Corporation may solicit proxies on behalf of the Board via mail, telephone, fax, and personal contact.

COSTS OF SOLICITING PROXIES

The Corporation will pay the cost of soliciting proxies. Directors, officers and employees of the Corporation will receive no additional compensation for soliciting proxies. The Corporation will reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of stock that those brokerage firms, banks, custodians and fiduciaries hold of record.

VOTING

SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

You may vote your shares at the Annual Meeting only if you were a shareholder of record at the close of business on March 15, 2002 (the “Record Date”). As of the Record Date, 187,524,151 shares of capital stock of the Corporation were issued, outstanding, and entitled to vote as follows: 187,501,943 shares of Common Stock and 22,208 shares of $3.00 Cumulative Convertible Preferred Stock, Series A (the “Preferred Stock”). You are entitled to one vote for each share of Common Stock and each share of Preferred Stock you own. The number of shares you own (and may vote) is listed on the proxy card.

HOW TO SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET

As an alternative to submitting your proxy by mail, you may submit your proxy with voting instructions by telephone or through the Internet by following the instructions set forth on the enclosed proxy card and the accompanying information sheet. If you are a shareholder of record on the Record Date, you may call 1-800-435-6710 if you are calling within the United States, Canada or Puerto Rico or visit the Web site listed on the enclosed proxy card and accompanying information sheet. If you reside in any other geographic location you may vote by visiting the web site or by direct mail. If you hold your shares through a broker, nominee, fiduciary or other custodian, you should use the different toll-free telephone number and Web site address provided on the accompanying information sheet for such beneficial owners. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card and information sheet, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet.

INFORMATION FOR PARTICIPANTS IN CERTAIN PLANS

If you participate in the Lincoln National Corporation Employees’ Savings and Profit-Sharing Plan or The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan, the enclosed proxy card, when executed and returned by you, will instruct the trustees of your plan how to vote the shares of LNC Common Stock allocated to your account. If the Corporation’s stock books contain identical account information regarding Common Stock that you own directly and Common Stock that you own through one or more of those plans, you will receive a single proxy card representing all shares owned by you. If you participate in a LNC plan and do not return a proxy card to the Corporation, the trustees of your plan will vote the shares in your account in proportion to shares held by your plan for which voting directions have been received.

If you own shares of the Corporation through an employee benefit plan other than those plans mentioned above, you should contact the administrator of your plan if you have questions regarding how to vote your shares.

QUORUM

A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. (“Broker non-votes” are proxies returned by brokerage firms for which no voting instructions have been received from their principals.) Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the Annual Meeting, unless a new record date is set).

VOTES NECESSARY TO ADOPT PROPOSALS

A plurality of the votes cast is required for the election of directors (Item 1), which means that the five open director seats will be filled by the five director nominees receiving the highest number of votes. With respect to any other matter properly presented at the meeting (assuming a quorum exists with respect to such matter), a particular proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions, broker non-votes and, with respect to the election of directors, instructions on a proxy card to withhold authority to vote for one or more of the director nominees will have no effect on the outcome of the relevant vote.

CERTAIN SHAREHOLDER-RELATED MATTERS

No shareholder proposals have been received for consideration at the Annual Meeting. To the extent permissible, your proxy will be voted in the discretion of the proxy holders with respect to each matter properly brought before the meeting that has not been enumerated in this Proxy Statement or for which no specific direction was given on the proxy card. For information regarding inclusion of shareholder proposals in future proxy statements, see “Shareholder Proposals” on page 28. If shareholders at the Annual Meeting approve the minutes of the 2001 annual meeting of shareholders, that approval will not constitute approval of the matters referred to in those minutes.

ITEM 1—ELECTION OF DIRECTORS

Since the last annual meeting of shareholders, the size of the Board has been increased by two to thirteen members, and the Board elected Michael F. Mee and Glenn F. Tilton to fill the two vacancies. Mr. Mee was elected to the class of directors whose term expires at the Annual Meeting, and each of the directors in that class, including Mr. Mee, is being nominated for a term expiring in 2005. Mr. Tilton was elected to the class of directors whose terms expire in 2004. Pursuant to the Board’s retirement policy, Gilbert R. Whitaker, Jr. will retire from the Board at this year’s Annual Meeting. William J. Avery has been nominated to fill the remainder of Mr. Whitaker’s term, which will expire in May 2004. If you sign the enclosed proxy card and return it to the Corporation, your proxy will be voted for J. Patrick Barrett, Thomas D. Bell, Jr., John G. Drosdick, and Michael F. Mee for terms expiring in May 2005 and for William J. Avery for a term expiring in May 2004—unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of those nominees.

All nominees except Mr. Avery are current directors of the Corporation and all nominees have agreed to serve on the Board if they are elected. If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies will be voted for the election of a qualified substitute nominee or else the size of the Board will be reduced.

More information concerning security ownership, compensation of officers and directors, performance of the Corporation, and other important matters are set forth below under “Additional Information” starting on page 11.

NOMINEES FOR TERMS EXPIRING IN 2005

Nominated for a Term Expiring in May 2005

PRINCIPAL OCCUPATION: Chairman and Chief Executive Officer of CARPAT Investments (a private investment company) [1987 – present]

FIVE YEAR BUSINESS HISTORY:
•  President of Telergy, Inc. (an applications infrastructure provider serving the telecommunications and energy industries) [April 1998 – August 2001] –Telergy filed a voluntary bankruptcy petition under Chapter 11 of the federal bankruptcy laws in October 2001 and under Chapter 7 in December 2001

OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
[GRAPHIC] J. Patrick Barrett Director since 1990 Age 65	• Coyne International Enterprises Corporation [July 1998 – present]

Nominated for a Term Expiring in May 2005

PRINCIPAL OCCUPATION: President and CEO of Cousins Properties, Inc. (a Real Estate Investment Trust) [January 2002 – present]

[GRAPHIC] Thomas D. Bell, Jr. Director since 1988 Age 52

FIVE YEAR BUSINESS HISTORY:
•  Partner and Manager of Bellfair Partners (a consulting and investment firm) [January 2001 – present]
•  Chairman and Chief Executive Officer of Young & Rubicam, Inc. (the parent company of international communications companies) [January 2000  –November 2000]
•  President and Chief Operating Officer of Young & Rubicam, Inc. [August 1999 – December 1999]
•  Chairman and Chief Executive Officer of Young & Rubicam Advertising (an advertising agency) [October 1998 – August 1999]
•  President and Chief Executive Officer, Burson-Marsteller (a perception management firm) [May 1995 – October 1998]
•  Chairman and Chief Executive Officer, Diversified Communications Group [November 1997 – October 1998]

OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
• Cousins Properties Inc. [June 2000 – present] • McLeod USA [July 2001 – present]

Nominated for a Term Expiring in May 2005

PRINCIPAL OCCUPATION: Chairman, Chief Executive Officer and President of Sunoco, Inc. (a manufacturer and marketer of petroleum and petrochemical products) [May 2000 – present]

FIVE YEAR BUSINESS HISTORY:
•  President and Chief Operating Officer of Sunoco, Inc. [December 1996 – May 2000]
•  President and Chief Operating Officer of Ultramar Corporation (refining and marketing) [June 1992 – August 1996]

OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
[GRAPHIC] John G. Drosdick Director since 2000 Age 58	• Hercules, Inc. [October 1998 – present] • Sunoco Partners LLP [October 2001 – present]

Nominated for a Term Expiring in May 2005

PRINCIPAL OCCUPATION: Retired Executive

FIVE YEAR BUSINESS HISTORY: • Executive Vice President and Chief Financial Officer of Bristol-Myers Squibb Company (a pharmaceutical and related health care products company) [March 1994 – April 2001]

OTHER DIRECTORSHIPS OF PUBLIC COMPANIES: • Ferro Corporation [April 2001 – present]
[GRAPHIC] Michael F. Mee Director since 2001 Age 59

NOMINEES FOR TERMS EXPIRING IN 2004

Nominated for a Term Expiring in May 2004

PRINCIPAL OCCUPATION: Retired Executive

FIVE YEAR BUSINESS HISTORY: Chairman of the Board and Chief Executive Officer of Crown Cork & Seal Company, Inc. (a manufacturer of packaging products for consumer goods) [April 1995 – February 2001]

OTHER DIRECTORSHIPS OF PUBLIC COMPANIES: • Rohm & Haas [February 1997 – present]
[GRAPHIC] William J. Avery Nominee Age 61

OTHER DIRECTORS OF THE CORPORATION

The identity of, and certain biographical information relating to, the directors of the Corporation who will continue in office after the Annual Meeting are set forth below.

Continuing in Office for a Term Expiring in May 2004

PRINCIPAL OCCUPATION: Chairman of the Corporation [March 2001 – present] Chief Executive Officer of the Corporation [July 1998 – present]

FIVE YEAR BUSINESS HISTORY:
•  President of the Corporation [January 1998 – March 2001]
•  President, The Lincoln National Life Insurance Company [December 1999 –present]
•  President and Chief Executive Officer, The Lincoln National Life Insurance Company [October 1996 – January 1998]
•  President and Chief Operating Officer, The Lincoln National Life Insurance Company [May 1994 – October 1996]

[GRAPHIC] Jon A. Boscia Director since 1998 Age 49	OTHER DIRECTORSHIPS OF PUBLIC COMPANIES: • Hershey Foods Corporation [August 2001 – present]

Continuing in Office for a Term Expiring in May 2004

PRINCIPAL OCCUPATION:
President and Chief Executive Officer of Baldwin Richardson Foods Company (a manufacturer of dessert products and liquid condiments for retail and the food service industry) [December 1997 – present]

FIVE YEAR BUSINESS HISTORY: • President and Chief Executive Officer, Tri-Star Industries, Inc. (a consumer/retail frozen dessert company) [March 1992 – December 1997]

OTHER DIRECTORSHIPS OF PUBLIC COMPANIES: • None

[GRAPHIC] Eric G. Johnson Director since 1998 Age 51

Continuing in Office for a Term Expiring in May 2004

PRINCIPAL OCCUPATION AND FIVE YEAR BUSINESS HISTORY: Chairman of Texas Biotechnology Corporation (a research and development company) [May 1990 – present]

OTHER DIRECTORSHIPS OF PUBLIC COMPANIES: • Hershey Foods Corporation [April 1987 – present] • Professional Detailing, Inc. [1998 – present] • First Energy Corporation [November 2001 – present]

[GRAPHIC] John M. Pietruski Director since 1989 Age 69

Continuing in Office for a Term Expiring in May 2004

PRINCIPAL OCCUPATION: Vice Chairman of the Board of ChevronTexaco Corporation (a global energy corporation) [October 2001 – present]

FIVE YEAR BUSINESS HISTORY:
•  Chairman and CEO of Texaco Inc. (an integrated international petroleum company) [February 2001 – October 2001]
•  President of Texaco’s Global Business Unit [January 1997 – February 2001]
•  Senior Vice President of Texaco Inc. [April 1995 – January 1997]

OTHER DIRECTORSHIPS OF PUBLIC COMPANIES: • Dynegy Inc. [December 2001 – present]
[GRAPHIC] Glenn F. Tilton Director since 2002 Age 54

Continuing in Office for a Term Expiring in May 2003

PRINCIPAL OCCUPATION: Chairman and Chief Executive Officer of Structured Ventures, Inc. (advisors to private equity and venture capital firms) [February 2001 – present]

FIVE YEAR BUSINESS HISTORY:
•  President of GE Capital Global Commercial & Mortgage Banking (an international commercial and mortgage banking) and Executive Vice President of GE Capital Global Consumer Finance (an international consumer finance company) [July 1999 – March 2000]
•  President and Chief Executive Officer of GE Capital Central and Eastern Europe (consumer and commercial businesses) [January 1998 – June 1999]
•  President and Chief Executive Officer of GE Capital Mortgage Services, Inc. (residential mortgage banking) [July 1996 – January 1998]

[GRAPHIC] Jenne K. Britell Director since 2001 Age 59
OTHER DIRECTORSHIPS OF PUBLIC COMPANIES: • Crown Cork & Seal Company, Inc. [July 2000 – present] • Aames Financial Corporation [July 2001 – present] • Viant Corporation [December 2001 – present]

Continuing in Office for a Term Expiring in May 2003

PRINCIPAL OCCUPATION: Principal and Managing Director of Lend Lease Real Estate Investments (a global investment manager) [November 1999 – present]

FIVE YEAR BUSINESS HISTORY:
•  Managing Director of Boston Financial (a national real estate investment management firm) [January 1999 – November 1999]
•  Partner, Schroder Real Estate Associates (a national real estate investment management firm) [April 1987 – January 1999] January 1999]
•  Managing Director, Schroder Mortgage Associates (a national commercial mortgage investment firm) [April 1993 – August 1998]

[GRAPHIC] M. Leanne Lachman Director since 1985 Age 59	OTHER DIRECTORSHIPS OF PUBLIC COMPANIES: • Liberty Property Trust [June 1994 – present]

Continuing in Office for a Term Expiring in May 2003

PRINCIPAL OCCUPATION: President and Chief Executive Officer of Telecom Media Networks, A Cap Gemini Ernst & Young Company (a telecommunications/internet consulting operation) [April 1999 – present]

FIVE YEAR BUSINESS HISTORY:
•  President and Chief Executive Officer of Beechwood Data Systems (a full-service consulting and systems development company) [November 1997 –
April 1999]
•  Executive Vice President, Operations & Service Management of AT&T Corp. (a telecommunications corporation) [August 1995 – November 1997]

[GRAPHIC] Ron J. Ponder Director since 2000 Age 59	OTHER DIRECTORSHIPS OF PUBLIC COMPANIES: • Atlantic Health Systems [1995 to present]

Continuing in Office for a Term Expiring in May 2003

PRINCIPAL OCCUPATION: Retired Executive

FIVE YEAR BUSINESS HISTORY:
•  Consultant, William D. Ruckelshaus Associates (environmental consultants) [January 1989 – January 1997]

OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
•  Costco, Inc [January 1996 – present]

[GRAPHIC] Jill S. Ruckelshaus Director since 1975 Age 65

ADDITIONAL INFORMATION

SECURITY OWNERSHIP

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The Corporation has two classes of equity securities: Common Stock and Preferred Stock. Table A on page 30 shows the number of shares of Common Stock and stock units (i.e., non-transferable accounting-entry “units,” the value of which is the same as the value of the corresponding number of shares of Common Stock) beneficially owned by each director, nominee for director, and “Named Executive Officer,” individually, and by all directors and executive officers as a group (in each case as of March 1, 2002). As of that date, none of the persons listed in that table owned more than 1% of the Corporation’s issued and outstanding Common Stock, nor did any of those persons own any Preferred Stock.

Whenever we refer in this Proxy Statement to the “Named Executive Officers,” we are referring to those executive officers of the Corporation that the Corporation is required to identify in the Summary Compensation Table (Table C) on page 32 and whose compensation is discussed in “Summary Annual and Long-Term Compensation” on page 20. Those individuals are: Jon A. Boscia, Charles E. Haldeman, Jr., Richard C. Vaughan, Jack D. Hunter, and Lorry J. Stensrud. For more information regarding these officers and their compensation, see Table C and “Summary Annual and Long-Term Compensation” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of the Record Date, the Corporation was not aware of anyone who beneficially owned more than 5% of the Corporation’s Common Stock or more than 5% of the Corporation’s Preferred Stock.

THE BOARD OF DIRECTORS

COMPOSITION OF THE BOARD OF DIRECTORS; COMPENSATION OF DIRECTORS

The members of the Board, their relevant term of office, and certain biographical information are set forth above under “Item 1 – Election of Directors.” Compensation of the Corporation’s directors is discussed below under “Executive Compensation.”

COMMITTEES

The Board currently has six standing committees (i.e., committees composed entirely of Board members): the Audit Committee, the Compensation Committee, the Development Committee, the Nominating and Governance Committee, the Securities Committee and the Pricing Committee. A brief description of each committee is set forth below.

Audit Committee

The members of the Audit Committee are:

J. Patrick Barrett (Chair)	Eric G. Johnson
Thomas D. Bell, Jr.	Michael F. Mee
Jenne K. Britell	Glenn F. Tilton
John G. Drosdick	Gilbert R. Whitaker, Jr.

Each of the foregoing individuals is a “Non-Employee Director” (i.e., not an officer or employee of the Corporation). The principal functions of the Audit Committee are to:

•	assist the Board in its oversight of the Corporation’s financial reporting process and systems of internal accounting and financial controls
•	assist the Board in its oversight of the Corporation’s consolidated financial statements and the independent audit thereof
•	advise the Board in selecting, evaluating and replacing the independent auditors
•	consult with the independent auditors and the Board regarding the independence of the independent auditors
•	consult with management and/or the independent auditors regarding significant risks and exposures, if any, and the steps taken to monitor and minimize such risks
•	review policies and procedures with respect to officers’ expense accounts and perquisites
•	prepare any report of the Audit Committee required to be included in the Corporation’s annual proxy statement

More information concerning the Audit Committee, including an Audit Committee Report, is set forth below under “Audit Committee Matters” on page 25.

Compensation Committee

The members of the Compensation Committee are:

Thomas D. Bell, Jr. (Chair)	M. Leanne Lachman
J. Patrick Barrett	Michael F. Mee
John G. Drosdick	Glenn F. Tilton

Each of the foregoing individuals is a Non-Employee Director. The principal functions of the Compensation Committee are to:

•	review and confer on the selection and development of officers and key personnel
•	select and recommend to the Board for approval candidates for chairman of the board and chief executive officer
•	establish salaries for executive officers and approve salaries for other officers and key personnel
•	approve the payment of bonuses (both discretionary and contractual) for officers and key personnel
•	approve employment contracts and agreements for officers and key personnel
•	recommend to the Board the establishment of employee and officer retirement, group insurance and other benefit plans
•
approve certain modifications to employee benefit plans if the present value of all such modifications over the five calendar years after their effectiveness is not, according to actuarial estimates, greater than $10 million

•	administer benefit plans of the Corporation that are designed to comply with the provisions of Rule16b-3(d) under the Exchange Act
•	perform such other related functions as are necessary or desirable

Development Committee

The members of the Development Committee are:

Eric G. Johnson (Chair)	Ron J. Ponder
Jon A. Boscia	Jill S. Ruckelshaus
Jenne K. Britell	Gilbert R. Whitaker, Jr.
John M. Pietruski

The Development Committee generally may authorize the following transactions and expenditures having a value greater than $10 million but not more than $20 million:

•	acquisitions or divestitures of assets, blocks of business (excluding indemnity and financial reinsurance), and equity interests in corporations, partnerships and other legal entities
•	mergers, strategic investments and joint ventures
•	capital commitments or expenditures for leases and asset purchases
•	purchases by the Corporation or its affiliates of securities issued by the Corporation or any of its affiliates
•	issuance of securities by the Corporation or any of its affiliates
•	acquisitions or dispositions of information systems development projects
•	other transactions referred to the Development Committee by the chief executive officer

The Development Committee also may authorize capital transactions between affiliates (excluding dividends) having a value greater than $100 million but not more than $200 million.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are:

Ron J. Ponder (Chair)	John M. Pietruski
M. Leanne Lachman	Jill S. Ruckelshaus

The principal functions of the Nominating and Governance Committee are to:

•	nominate directors for election by shareholders
•	nominate directors to fill vacancies on the Board
•	compensate and reimburse directors
•	establish the retirement policy and benefit plans for directors
•	determine the size of the Board
•	review committee appointments
•	develop Board governance principles

Although the Nominating and Governance Committee does not solicit shareholder recommendations regarding director nominees to be proposed by the Board, it will consider such recommendations if they are made. Recommendations regarding director nominees to be proposed by the Board, along with relevant qualifications and biographical material, should be sent to the Secretary of the Corporation.

Director nominees to be proposed by a shareholder at a shareholders’ meeting must comply with the provisions of the Corporation’s Bylaws (see “Shareholder Proposals” on page 28 and Exhibits 1 and 2 on pages 38 and 39, respectively).

Securities Committee

The members of Securities Committee are:

M. Leanne Lachman (Chair)	Jon A. Boscia
J. Patrick Barrett	Eric G. Johnson

The principal functions of the Securities Committee are to:

•
exercise all the authority of the Board of Directors with respect to the issuance and sale of the securities that may from time to time be offered from the Corporation’s shelf registration statement on file with the Securities and Exchange Commission (the “Shelf Registration Statement”)

•	make all determinations with respect to the terms, conditions and provisions of any securities sold pursuant to the Shelf Registration Statement, provided:

•	such determinations are not inconsistent in any material respect with the general description of such securities in the registration statement, and
•
any sales of Common Stock pursuant to the Shelf Registration Statement are at a price of not less than $20 per share nor more than $125 per share (subject to adjustments as a result of stock splits, stock dividends, recapitalizations or similar transactions with respect to the Common Stock.

The functions of the Securities Committee and the Pricing Committee overlap to a large extent. The Securities Committee must approve each offering of securities from the Shelf Registration Statement and to the extent the Securities Committee exercises authority or makes determinations pursuant to its authority, the Pricing Committee must act consistent with the Securities Committee’s actions. The Securities Committee may establish limits or parameters within which the Pricing Committee must act with respect to any offering. The Pricing Committee will exercise authority and make determinations within limits or parameters, if any, set by the Securities Committee. Because the Pricing Committee consists of only one member, it normally will be able to move quickly to take advantage of changing market conditions.

Pricing Committee

The Pricing Committee consists of a single member, Jon A. Boscia.

Within limits now or hereafter specified by the Board of Directors and the Pricing Committee, the principal functions of the Pricing Committee are to:

•
determine the pricing of the securities offered from the Shelf Registration Statement (including the interest rate, dividend rate, distribution rate or contract adjustment payments, as applicable, the conversion ratio or settlement rate, as applicable, the price of which such securities will be sold to the underwriters, the underwriting discounts, commissions and reallowances relating thereto and the price at which such securities will be sold to the public), and

•	approve the final form of underwriting agreement, security and other transaction documents relating to the offering and sale of the securities under the Shelf Registration Statement; provided that:

•	such determinations are not inconsistent in any material respect with the general description of such securities in the Shelf Registration Statement, and
•
any sales of Common Stock pursuant to the Shelf Registration Statement are at a price of not less than $20 per share nor more than $125 per share (subject to adjustments as a result of stock splits, stock dividends, recapitalizations or similar transactions with respect to the Common Stock).

ATTENDANCE AT MEETINGS

During 2001, the Board held 5 regularly scheduled meetings and 2 special meetings. In addition, the Audit Committee met 8 times; the Nominating and Governance Committee met 4 times; the Compensation Committee met 9 times; the Development Committee met 5 times and the Securities Committee met 1 time. The Pricing Committee normally takes action by the unanimous written consent of the sole member of that Committee. All directors attended 75% or more of the aggregate meetings of the Board and Board committees that he or she was eligible to attend. The Corporation believes attendance at meetings is only one criterion for judging the contribution of individual directors, and all directors have made substantial and valuable contributions to the management of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Corporation’s Compensation Committee during the 2001 fiscal year: J. Patrick Barrett, Thomas D. Bell, Jr., John G. Drosdick, M. Leanne Lachman, Michael F. Mee and John M. Pietruski. No member of the Compensation Committee had an “interlock” reportable under Section 402(j) of Regulation S-K, and no member was an employee, officer or former officer of the Corporation or its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Corporation’s directors, its executive officers (including all Named Executive Officers), and any persons beneficially owning more than ten percent of any class of the Corporation’s equity securities (collectively, “Reporting Persons”) are required to report their initial ownership of such securities (on Form 3) and any subsequent changes in that ownership (on Form 4 or 5) to the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Those reports must be filed within a certain time period, and a copy of each report must be sent to the Corporation. Based solely on written representations of the Reporting Persons, and copies of the reports that were filed with the SEC, the Corporation is not aware of any failure by a Reporting Person to timely file a Section 16(a) report.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

Responsibilities and Composition of the Compensation Committee

The Corporation’s executive compensation programs are administered by the Compensation Committee (the “Committee”), a committee of the Board of Directors comprised exclusively of Non-Employee Directors. The Committee approves all compensation plans and awards for the Corporation’s executive officers. No Committee member has an interlocking or other relationship that would call into question his or her independence as a Committee member, nor has any Committee member ever served as an officer of the Corporation.

Compensation Philosophy

Compensation of the Company’s executive officers is set at levels intended to:

•	Attract and retain the most talented individuals in the financial services industry.

•
Make base pay competitive with selected companies within the Corporation’s market. To achieve this end, the Committee strives to ensure that total direct compensation will be below average for average or below average financial performance but will be above average for above average performance. The market to which the Committee compares compensation of the Company’s executive officers includes selected companies in the financial services industry. General industry comparisons are made for positions not requiring unique knowledge of the financial services industry.

The forms of compensation provided and the mix of those forms are designed to:

•	the creation of long-term shareholder value. To accomplish this objective,

•	Maximize the Committee develops executive compensation policies which are consistent with and linked to the Corporation’s strategic business objectives.

•
Provide a direct link between executive compensation and the Corporation’s financial performance, appropriately balancing the rewards for short-term and long-term performance. Immediate linkage currently takes the form of annual incentive awards that are conditioned on the Corporation’s financial performance in the previous year.

•
Focus management on the long-term interests of the Corporation and its shareholders. This is accomplished by establishing three-year performance cycles. Performance measures for the long-term performance cycles are currently linked to total shareholder return, growth in operating income per diluted share and return on equity during the performance cycles, as compared to a designated group of peer companies. Compensation under the long-term incentive cycles may be in the form of cash, stock, restricted stock or stock options. The Committee seeks to ensure that short-term gains do not come at the expense of long-term performance. It is the objective of the Committee that the executive officers have about 50% of their compensation at risk based on long-term performance.

•
Align the continuing financial interests of executive officers with those of shareholders. To achieve this goal, the Corporation requires officers to meet specific share ownership requirements based upon a multiple of their base salary, as set forth below:

Title of Officer	Multiple of Base Salary
Chief Executive Officer	8 times
President	7 times
Executive Vice President or equivalent	6 times
Senior Vice President or equivalent	4 times
Vice President or equivalent	2 times
Below Vice President	1 time

Newly appointed officers have five years to achieve the applicable multiple. All Named Executive Officers who currently are officers of the Corporation have met or exceeded their share ownership requirements.

Compensation Methodology

Each year the Committee reviews market data and assesses the Corporation’s competitive position in each component of executive compensation, including base salary and incentive compensation. The primary market comparison used by the Committee is a broad-based survey, conducted by a well-known and respected compensation consulting firm, of companies in the financial services industry. Target compensation is based on the average of actual compensation, adjusted to reflect differences in size among these companies.

The principal survey used by the Committee was selected primarily because the companies covered by it operate in businesses similar to the Corporation’s and compete for executives with experience and skills similar to those the Corporation requires. The Committee also considered the technical competence of the survey firm. The Committee also consults several additional broad-based surveys for purposes of verifying the findings of the primary survey and for a broader analysis of trends in executive compensation, including those impacting positions in the Corporation not requiring unique knowledge of the financial services industry. Compensation decisions regarding individual executives are also based on factors such as individual performance, level of responsibility and unique skills.

Compensation Components and Process

The primary components of executive compensation used by the Committee are:

•	Base Pay
•	Incentive Compensation
•	Benefits

These components are discussed below.

Base Pay

The Corporation has established executive base pay “bands” and assigned each executive to a band of compensation based on his or her job responsibilities. The Chief Executive Officer provides compensation recommendations for each executive officer (except the Chief Executive Officer) to the Committee.

Annual base salary is designed to compensate executives for their sustained performance. Salary is based on: (1) market compensation data; (2) individual performance; and (3) increase guidelines approved by the Committee. The Committee approves in advance all salary increases for executive officers. Salaries for executive officers for 2001 were projected to be about the median of the compensation peer group.

Incentive Compensation

Incentive awards comprise the largest portion of total compensation for executive officers. Currently, incentive awards are made to the Corporation’s executive officers under the Amended and Restated Lincoln National Corporation Incentive Compensation Plan (the “ICP”), which was approved by the Corporation’s shareholders on May 15, 1997 and re-approved by shareholders on May 10, 2001. The ICP provides the Committee with the authority to grant annual incentive awards, which represent a conditional right to receive cash, shares or other awards upon achievement of preestablished performance goals during the specified one-year period. Long-term performance awards under the ICP are based upon multiple-year performance cycles established by the Committee. In the case of both annual and long-term incentive awards, the Committee retains discretion, even if the relevant Corporate Performance threshold is achieved, to reduce any award at the end of the relevant one-year period or multiple-year performance cycle below the maximum amount payable, and such awards also may be subject to additional criteria (e.g., continued service requirements).

Prior to the effective date of the ICP, awards were made under the Lincoln National Corporation 1986 Stock Option Incentive Plan (“Stock Option Plan”) and the 1994 Amended and Restated Lincoln National Corporation Executive Value Sharing Plan (the “EVSP”). Although those plans have been terminated, awards granted prior to the termination of those plans remain outstanding in accordance with their terms.

Under the ICP, the primary forms of incentives utilized for key executives include stock options, restricted stock or restricted stock units, and cash awards. The Committee also has the flexibility to grant other equity-based awards under the ICP. In any given year, an executive may receive a combination of all or some of these incentives, depending on circumstances such as individual and corporate performance.

For 2001, approximately eighty-four percent (84%) of the value of the Named Executive Officers’ total compensation was variable (i.e., was tied to the performance of the Corporation and/or its Common Stock).

Payouts under the 2001 ICP annual incentive award were determined by the Committee in March 2002 and are reflected in the Summary Compensation Table. Performance achievement under the three-year (1998-2000) ICP long-term performance cycle, applicable to the restricted shares previously granted to the Corporation’s executive officers was determined by the Committee in March 2001. These restricted shares will vest only if the relevant executive satisfies the “continued service” requirements that generally lapse after three years. Dividends will be paid to executive officers during the period of “continued service.”

The number of restricted shares held by the Named Executive Officers, including those subject to the “continued service” requirements set forth above, are reflected in Table A (“Security Ownership of Directors, Nominees and Executive Officers”) on page 30.

Awards under one year (2001), two-year (2001-2002) and three-year (2001-2003) ICP long-term performance cycles were designated by the Committee in March 2001 and are reflected in Table D, Long-Term Incentive Plans – Awards In Last Fiscal Year. Awards under a three-year (2002-2004) ICP long-term performance cycle were designated by the Committee in March 2002. These awards are in the form of conditional rights to receive cash or stock upon the achievement of pre-established performance goals during the performance cycle periods (based upon the Corporation’s total shareholder return, growth in operating income per diluted share and return on equity during the cycle, as compared to a designated group of peer companies). The Awards under the (2002-2004) ICP long-term performance cycle will be reported in the 2003 proxy. The designation of the one-year (2001) and two-year (2001-2002) ICP long-term performance cycles were intended as a transition to a program of annually designated overlapping three-year performance cycles. Payouts under the one-year (2001) ICP performance cycle were determined by the Committee in March 2002 and are reflected in Table C, Summary Compensation Table.

The Corporation’s long-term incentive programs are designed to reward management for consistently high financial performance relative to peers. Performance measures for long-term incentive cycles beginning in 2001 and running through 2003 are total shareholder return, growth in operating income per diluted share and return on equity. Peer companies used for these relative performance measures are selected with a view toward picking companies that represent the strongest performers in the markets in which the Corporation competes. Consistent with this philosophy, appropriate changes in the peer group for the Corporation’s long-term incentive programs will occasionally be necessary to reflect current competitive conditions. Based upon current conditions, the Corporation anticipates that peer company comparisons for these long-term incentive programs will include: Allmerica Financial Corporation, AmerUs Group Co., Hartford Financial Services Group, Inc., Jefferson Pilot Corporation, John Hancock Financial Services, Inc., MetLife, Inc., Manulife Financial Corporation, MONY Group, Inc., Nationwide Financial Services, Inc., and Sun Life Financial Services CDA, Inc.

Stock Options: Stock option grants provide the opportunity to purchase shares of the Corporation’s Common Stock at Fair Market Value (the average of the high and low trading prices on the day preceding the date of the grant). The objective of these grants is to increase the executive officers’ equity interest in the Corporation and to allow them to share in the appreciation of the Corporation’s Common Stock. Stock options have value for the executive officers only if the stock price appreciates in value from the date the options are granted. Stock options become exercisable in four equal annual installments beginning on the first anniversary of the grant and have a ten-year term. The Committee has typically granted stock options each year to executive officers. Option grants are for shares of Common Stock authorized under shareholder-approved plans. Executives are encouraged to hold shares received upon the exercise of the options, linking their interests to those of shareholders. Executives who sell shares prior to reaching the share ownership guidelines (discussed above) may have future stock option awards reduced or eliminated.

In granting stock options to executive officers, including the Named Executive Officers, the Committee takes into account the executive’s level of responsibility, individual contribution and appropriate total compensation relative to the market. In addition, the Committee takes into account the Chief Executive Officer’s award recommendation for the Named Executive Officers. The Committee considers the amounts and terms of option grants as an important component in designing a competitive total compensation package.

Restricted Stock: Awards of shares of restricted stock typically are restricted from sale or trade for three years after the grant, or in the case of those granted under the three year (1998-2000) ICP Performance Cycle, for three years after the end of the performance cycle, except in certain situations relating to retirement (with Committee consent), death, disability, termination without cause, or change of control of the Corporation. Executives may vote the shares during the period that the shares are issued but restricted and are generally paid dividends on the shares or compensated for dividends that would have been paid if the shares had not been restricted. The Committee may impose additional restrictions (in addition to lapse of time) on the vesting of restricted stock awards.

Stock Units: Stock units are a form of deferred compensation, the value of which mirrors the value of a corresponding number of shares of Common Stock. Stock units may be awarded as “restricted” stock units, similar to restricted stock awards. The “restrictions” on restricted stock units typically lapse three years from the date of grant. Stock units and restricted stock units have no voting rights and dividend equivalents are converted to additional stock units. As with restricted stock awards, the Committee may impose restrictions in addition to lapse of time on the vesting of restricted stock units.

Other Awards: The Committee also has the flexibility to grant other awards under the ICP, including bonus stock, stock appreciation rights (or “SARs”), convertible securities and cash awards.

Benefits

Benefits offered to key executives are largely those that are offered to the general employee population (with some variation, largely to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits). In general, these benefits provide a safety net for protection against the financial catastrophes that can result from illness, disability or death.

2001 Compensation for the Chief Executive Officer

The total salary for the Corporation’s Chief Executive Officer, Jon A. Boscia, for 2001 was $850,000. In March of 2002, Mr. Boscia received an ICP annual incentive award of $2,100,000 for 2001 and an award of $2,339,332 with respect to the one-year (2001) ICP long-term performance cycle. In making decisions with respect to 2001 compensation for Mr. Boscia and his March 2002 ICP awards, the Committee reviewed the Corporation’s financial results and key strategic actions taken to strengthen the corporation for the future. Mr. Boscia’s annual incentive award was reduced from a payment of $3,500,000 in 2001 (for 2000) to a payment of $2,100,000 in 2002 (for 2001), a reduction of 40%. There were many excellent achievements in 2001, which were accomplished in a difficult economic environment. These include the sale of Lincoln Re, the Corporation’s continuing evolution to a complete focus on wealth accumulation and protection businesses, improvement in net cash flows in Annuities and Delaware and talent management. The Committee also recognized that the financial results for 2001 were below those of 2000 and this was reflected in the March 2002 ICP incentive payments.

Impact of Tax Deduction Limitations on Executive Compensation

The Committee is responsible for addressing tax deduction limitations which make “non -performance-based” compensation to certain executives of the Corporation in excess of $1,000,000 nondeductible to the Corporation. To qualify as “performance-based” compensation, payments must be based on achieving objective performance goals established under a plan that is administered by a committee of “outside directors.” In addition, the material terms of the plan must be disclosed to and approved by shareholders and the Committee must certify that the performance goals were achieved before payments may be made.

The Committee has taken several steps to minimize the effect of these tax deduction limits on the Corporation’s deduction for compensation to be paid to the Named Executive Officers listed on the Summary Compensation Table. The Stock Option Plan was amended to place maximums on the number of stock options awarded to any officer, the EVSP was approved by shareholders in 1994, and the successor ICP was approved by shareholders in 1997 and re-approved by shareholders in 2001. Stock options awarded under the Stock Option Plan, awards paid under the amended EVSP, and amounts awarded pursuant to the ICP have generally been designed as performance-based compensation not subject to the $1,000,000 limit. In addition, for EVSP Performance Cycles that began before 1994, certain officers received awards in the form of restricted stock units under a deferred compensation arrangement designed to assure deductibility by the Corporation. Currently the maximum annual incentive and long-term performance awards for the Named Executive Officers are limited to specified percentages of the Corporation’s income from operations.

Although the plans referenced above satisfy the requirements for payments to be deductible, the Committee may make payments of compensation to executives that are not deductible in order to recognize exceptional service or to correct below market compensation. Should compliance with the $1,000,000 limit conflict with the Committee’s compensation philosophy, the Committee will act in the manner it perceives to be in the best interests of shareholders. The Committee continues to monitor the level of compensation paid to executive officers in order to take any steps which may be appropriate to comply with applicable tax deduction limitations relating to executive compensation.

Conclusion

Executive compensation is designed to be linked to, and commensurate with, the Corporation’s performance. The Committee believes that the Corporation’s performance validates the success of its compensation philosophy and that its executive compensation policies and programs serve the best interests of the Corporation and its shareholders.1

Thomas D. Bell, Jr., Chair
J. Patrick Barrett
John G. Drosdick
M. Leanne Lachman

SUMMARY ANNUAL AND LONG-TERM COMPENSATION

The Corporation’s compensation program for executive officers for the fiscal year ended December 31, 2001 consisted primarily of salaries, bonuses, and other compensation. Table C on page 32 includes information concerning the annual compensation for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 2001, 2000, and 1999 of the Corporation’s Named Executive Officers. Under SEC rules, the “Named Executive Officers” include:

[1]
Pursuant to item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”), the “Compensation Committee Report” shall not be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934 nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Corporation under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended.

•	each person who acted as the Corporation’s chief executive officer at any time during 2001,

•	the four other most highly compensated executive officers employed by the Corporation (or its subsidiaries) on December 31, 2001, and

•
up to two additional executive officers who would have been required to be listed in the Summary Compensation Table had they been employed by the Corporation (or its subsidiaries) on December 31, 2001.

LONG-TERM INCENTIVE PLAN AWARDS

Set forth in Table D on page 34 is information regarding awards made in 2001 under the long- term incentive compensation plans.

STOCK OPTION PLANS

Set forth in Table E on page 35 is information on grants of stock options pursuant to the ICP during fiscal year 2001 to the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during fiscal 2001.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

Table F on page 36 includes information with respect to option exercises in fiscal year 2001 and unexercised options to purchase the Corporation’s Common Stock granted to the Named Executive Officers in fiscal year 2001 under the ICP and in prior years under the Stock Option Plan.

RETIREMENT PLANS

Table G on page 37 shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including the Named Executive Officers, under the Corporation’s retirement plans which cover most officers and other employees on a non-contributory basis. Such benefits reflect a reduction to recognize in part the Corporation’s cost of Social Security Benefits related to service for the Corporation.

SUPPLEMENTAL RETIREMENT ARRANGEMENTS

Certain officers of the Corporation and its subsidiaries, including all the Named Executive Officers, (“Participating Executives”) have entered into salary continuation agreements under the terms of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (“Salary Continuation Plans”). Participation of a Participating Executive in the Salary Continuation Plans and accrual of benefits continues until the earlier of the date that the Chief Executive Officer of the Corporation determines the Participating Executive to be no longer eligible to participate or the date the Participating Executive terminates employment. Under the Salary Continuation Plans, the amount each Participating Executive is entitled to receive upon retirement is 2% of his or her final monthly compensation multiplied by the number of years the agreement has been in effect (up to a maximum of 10% of final monthly salary), so long as the Participating Executive agrees to an exclusive consulting arrangement with the Corporation until the earlier of the waiver of such arrangement or attainment of age 65. This amount will be paid in the form of a 120-month certain and life annuity. Actuarially reduced benefits will be paid upon retirement of a Participating Executive at or after age 55, but prior to age 65. In the event of death prior to retirement, a designated beneficiary of a Participating Executive who was participating in the Salary Continuation Plans on December 31, 1991, will receive annual payments each equal to 25% of the Participating Executive’s final annual salary until the later of the date on which the Participating Executive would have attained age 65 or the date on which a minimum of ten payments have been made. For a Participating Executive whose participation in the Salary Continuation Plans commenced after December 31, 1991, and whose beneficiary is entitled to a survivor benefit under the Corporation’s Employee’s Retirement Plan, a monthly survivor benefit, equal to the benefit that would have been payable under the Salary Continuation Plans to the Participating Executive, based upon his or her status immediately prior to death as either a continuing or former employee, determined as of the later of the Participating Executive’s date of death or 55th birthday, will be payable to the beneficiary for a period of 120 months. Neither a Participating Executive nor his or her beneficiary will be entitled to any benefits under the Salary Continuation Plans if the Participating Executive voluntarily terminates his or her employment prior to attaining age 55; except that in the event of a change in control of the Corporation, as defined in the Severance Plan (discussed below), and a subsequent voluntary or involuntary termination of the Participating Executive’s employment within two years of the change in control, he or she will be treated as continuing employment with the Corporation and its affiliates until age 65 at which time benefits will begin. The Salary Continuation Plans cap compensation used to determine benefits at the greater of $200,000 or the annual base compensation in effect on December 31, 1991 for executives participating on that date. Effective December 31, 1993 the exclusive consulting arrangement was waived for Mr. Hunter.

CHANGE-IN-CONTROL ARRANGEMENTS

Recognizing that an unforeseen change of control is unsettling to the Corporation’s key executives, the Board adopted the Lincoln National Corporation Executives’ Severance Benefit Plan (the “Severance Plan”). The objectives of the Severance Plan are to:

•	attract certain qualified executives and encourage their continued employment in the face of an actual or threatened change of control

•
enable such executives to help the Board assess any proposed change of control of the Corporation and advise the Board regarding whether such proposal is in the best interests of the Corporation, its shareholders, and the policyholders and customers of its affiliates without being unduly influenced by the uncertainty of continued employment

•	demonstrate to those executives the Corporation’s desire to treat them fairly

•	provide those executives with compensation and benefits upon a change of control which are designed to ensure that expectations of the executives will be satisfied

Executives eligible for participation in the Severance Plan (“Eligible Executives”) are the members of the Corporation’s Senior Management Committee and other employees as determined by the Compensation Committee. All Named Executive Officers were Eligible Executives during 2001. Pursuant to the Severance Plan, the Corporation may enter into agreements (which are not employment agreements) with Eligible Executives to provide severance benefits in the event that, in anticipation of or within three years after a change of control of the Corporation has occurred (i) the Corporation or a successor entity terminates their employment for any reason other than cause, death or disability, or (ii) the Eligible Executive terminates employment for good reason, such as a change in the Eligible Executive’s responsibilities, a reduction in salary or benefits, or relocation. Any termination of employment by the Chief Executive Officer during such three-year period is deemed to be for good reason under the Severance Plan.

The benefit to which an Eligible Executive would be entitled under the terms of the Severance Plan is: (1) for the Chief Executive Officer, an amount equal to three (3) times the Chief Executive Officer’s highest annual base salary during the twelve (12) month period immediately preceding the date of termination of employment, plus three (3) times the target bonus for which the Chief Executive Officer was eligible during the calendar year in which the Chief Executive Officer’s employment terminated and (2) for all other Eligible Executives, an amount equal to two (2) times the highest annual base salary during the twelve (12) month period immediately preceding the executive’s termination of employment, plus two (2) times the target bonus for which the executive was eligible during the calendar year in which the executive’s employment terminated. In addition, an Eligible Executive would be entitled to benefits such as, a reimbursement for COBRA premiums paid for the continuation of coverage under the Corporation’s benefit plans and additional credited service for retiree medical and dental coverage, immediate and 100% vesting in all retirement benefits and an additional benefit accrual based on the amount of the severance benefit paid under the Severance Plan, payments with respect to incentive plans, immediate and 100% vesting of restricted stock and stock options and outplacement services. The Eligible Executive would also be entitled to an after tax payment (“Gross-Up”) to cover any excise tax and related assessments, but not regular income taxes, on amounts deemed to be “excess parachute payments” under the Internal Revenue Code of 1986, as amended (“Code”) (i.e., a lump sum payment in an amount sufficient, after the payment of all taxes on the lump-sum payment itself, to pay the excise tax and related assessments, if any, to which the executive becomes subject as a result of receiving the change-of-control payments), unless it is determined that the payments otherwise payable would not be subject to the excise tax, if such payments were reduced by an amount that is less than ten (10) percent of the portion of the payments that would be treated as “parachute payments” under the Code, in which case the amounts payable to the Eligible Executive under the Severance Plan will be reduced to the maximum amount that could be paid without giving rise to the excise tax. The Corporation must also reimburse an Eligible Executive for legal fees and expenses incurred by the Eligible Executive relating to enforcing the Corporation’s obligations under the Severance Plan, unless a court determines that the position taken by the Eligible Executive was frivolous or in bad faith. The Severance Plan supplements and does not supersede other plans, contracts of employment, or other arrangements which Eligible Executives may have with the Corporation or its affiliates.

EMPLOYMENT CONTRACTS

The Corporation has no employment agreement with any Named Executive Officer. Mr. Vaughan has a severance agreement which provides that from June 18, 1996 until the first month following his 55th birthday, if his employment is involuntarily terminated by the Corporation, he will be entitled to one year of severance payments at his then base salary. This arrangement does not apply to voluntary termination or if termination is for cause. In connection with the commencement of Mr. Haldeman’s employment in 2000, the Corporation agreed that, if during the first year of his employment, Mr. Haldeman was terminated for reasons other than cause, or if there was a substantial diminution of his responsibilities resulting in his leaving the company, he would have received severance in the amount of one year’s base salary. In addition, his grant of 100,000 restricted shares (given as a sign-on bonus related to financial losses incurred in leaving his previous employer) would have immediately vested. In addition, if his employment is terminated other than for cause during the second or third year of his employment, he will not be entitled to severance (except pursuant to the Severance Plan described above, if its terms are applicable to the severance), but the Corporation could, as with all restricted stock awards, decide to vest the restricted stock prior to the date the restrictions lapse in connection with a severance. In connection with Mr. Stensrud’s employment, the Corporation has agreed that if Mr. Stensrud’s employment is terminated by the Corporation for reasons other than cause, or if there is a substantial diminution of his responsibilities resulting in his leaving the Corporation, he will receive severance in the amount of one year’s base salary and a pro-rata bonus payment. In addition, his grants of 10,000 restricted shares (given as a sign-on bonus), 6,770 restricted shares under the 1998-2001 long-term performance cycle and 75,000 stock options (granted June 30, 2000) will immediately vest.

COMPENSATION OF DIRECTORS

Compensation Philosophy

The Board considers a variety of outside sources (e.g., comparisons with peer companies and third party studies on director compensation) when determining the levels and types of compensation to be paid to directors. Of particular relevance, the Board endorses each of the six “Best Practices” recommended in the Report of the Blue Ribbon Commission on Director Compensation of the National Association of Corporate Directors. Consistent with those practices, the Board adheres to the following guidelines in establishing director compensation:

•	a substantial portion of each director’s compensation is paid in LNC Common Stock or stock units

•	in order to avoid the appearance of employee-like tenure or compromised independence, generally directors are not eligible for defined benefit pensions

•	directors are expected to achieve stock ownership of 5 times their annual retainer within 5 years of election to the Board

LNC pays retainer and meeting fees to Non-Employee Directors. Non-Employee Directors are also eligible to receive bonus awards and service awards or certain other retirement benefits. The Board believes that the fees of Non-Employee Directors are comparable to the fees paid to directors of similar companies.

Retainer and Meeting Fees

The Corporation pays retainer fees under the Lincoln National Corporation 1993 Stock Plan for Non-Employee Directors (the “Stock Plan”). Under the Stock Plan, the Corporation pays each Non-Employee Director an annual retainer of $55,000 ($18,000 in cash and $37,000 in LNC restricted stock). If a Non-Employee Director is elected to a new three-year term, the Corporation pays that director an additional $10,000 in restricted stock (rounded up to the nearest whole share). The restrictions on shares awarded under the Stock Plan will lapse on the earliest of the Non-Employee Director’s death, disability, retirement from the Board at age 70 or, if specifically approved by the Board, other events of resignation or retirement from the Board. Under the Stock Plan, the Corporation has authorized the granting of 3,000 stock options per year to each Non-Employee Director through the year ending June 30, 2004.

In addition to the retainer fee, the Corporation paid each Non-Employee Director $1,100 for each Board and Board committee meeting he or she attended during 2001. Committee chairpersons received an additional annual fee of $5,000 for their services. The Corporation also reimburses directors (and sometimes their spouses) for the reasonable travel expenses they incur when attending Board and Board committee meetings. In May 2001, John M. Pietruski was re-designated the “lead director” of the independent directors and was paid an additional $25,000 for his services in that regard for fiscal year 2001.

Non-Employee Directors may defer the cash portion of their annual retainer and fees in stock units, as provided in the Stock Plan. When a director retires, he or she can receive the value of those units in LNC Common Stock or in cash, either in a lump sum payment or in annual installments over a period of up to fifteen years.

Bonus Awards, Service Awards and Other Benefits

Non-Employee Directors are eligible to receive Bonus Awards, Service Awards, and certain other benefits under the LNC Directors’ Value Sharing Plan (the “DVSP”).

Bonus Awards. In addition to annual retainer fees and meeting fees, the Non-Employee Directors participate in the DVSP. The DVSP effectively aligns the criteria used for Director’s compensation with the criteria applicable to the compensation of the Corporation’s executives by mirroring the long-term incentive cycles and goals under the ICP. A one-year (2001) cycle has been completed and awards determined based upon the performance goals achieved. Two-year (2001-2002) and three-year (2001-2003) overlapping long-term performance cycles and performance goals that mirror the cycles and goals established for the executives’ plan were added to the DVSP in March 2001 and a new three-year (2002-2004) overlapping performance cycle and performance goals that mirror those of the executives’ plan were designated in March 2002 .

Service Awards. Except as discussed below under “Retirement Benefits,” each Non-Employee Director receives a quarterly Service Award in the form of LNC stock units (up to a maximum of 40 Service Awards). As with Bonus Awards, Service Awards are credited to a non-qualified deferred compensation account established for each Non-Employee Director. Service Awards are based upon a formula that takes into account the Non-Employee Director’s age upon election to the Board, the annual retainer and an assumed minimum return on LNC Common Stock.

Certain Death Benefits. If a Non-Employee Director was a director on January 1, 1996, he or she could choose either to receive Service Awards under the DVSP or to continue participating in the Retirement Plan (described below). However, if a Non-Employee Director has elected to receive Service Awards, but dies prior to retirement from the Board, the value of his or her Service Award account will not be less than the lump sum death benefit that would have been payable under the Retirement Plan.

Retirement Benefits

Non-Employee Directors who were directors on January 1, 1996 and did not elect to receive Service Awards under the DVSP continue to be eligible for retirement benefits under the Retirement Plan. The annual benefit payable to a Non-Employee Director under the Retirement Plan is 0.833% of the director’s retainer during the last year he or she was a director, multiplied by the number of months he or she served on the Board (up to a maximum of 120 months). A director may receive his or her retirement benefit under the Retirement Plan either in a single lump sum or in monthly payments beginning at the later of retirement from the LNC Board or age 65. If the director dies prior to the date retirement benefits start, the death benefit will be paid to his or her beneficiary. Only one director participates in the Retirement Plan. Non-Employee Directors who were first elected to the Board after January 1, 1996 have no right to retirement benefits other than Service Awards, as discussed above.

Fees Payable to Independent Auditors

Below are fees incurred by LNC and its affiliates for fiscal year 2001 professional services provided by Ernst & Young LLP (“E&Y”), LNC’s independent auditors.

Audit Fees – Fees for the annual audit and interim reviews of the consolidated financial statements of LNC for fiscal year 2001 were $1,972,596 (25.41% of total E&Y fees).

Financial Information Systems Design and Implementation Fees – No fees were incurred for Financial Information Systems Design and Implementation for fiscal year 2001.

All Other Fees – Fees for the “All Other” category were $5,790,156 (74.59% of total E&Y fees) and consisted of: (1) $5,238,961 (67.49% of total E&Y fees) for audit related services, primarily audits of financial statements of subsidiaries and other affiliated entities that are required by law, (e.g., audits of financial statements of insurance companies, separate accounts, pension plans, investment companies, investment advisors and broker-dealers) and includes $1,501,177 (19.33% of total E&Y fees) for internal audit services related to information technology and (2) $551,195 (7.10% of total E&Y fees) for all non-audit fees, consisting principally of tax compliance and advisory services.

The Audit Committee of the Board has considered whether the provision of services covered by the above SEC-defined service fee categories, “Financial Information Systems Design and Implementation Fees” and “All Other Fees,” is compatible with maintaining E&Y’s independence.

AUDIT COMMITTEE MATTERS

GENERAL

The Corporation’s securities are listed on the New York Stock Exchange (the “NYSE”) and are governed by its listing standards. All the members of the Audit Committee meet the independence standards of Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards. The Board has adopted a written charter for the Audit Committee. A copy of the charter was included as an exhibit to the Corporation’s proxy statement regarding the annual meeting of the Corporation’s stockholders held on May 10, 2001. A copy of that proxy statement and the charter was filed with the SEC on April 10, 2001 and can be found on the SEC’s website at www.sec.gov.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2001. The Audit Committee has also discussed with the Corporation’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. Additionally, the Audit Committee has received the written disclosures and representations from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the independent auditor’s independence.

Based upon the review and discussions referred to in this report, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2001 be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.2, 3

J. Patrick Barrett, Chair
Thomas D. Bell, Jr.
Jenne K. Britell
John G. Drosdick
Eric G. Johnson
Michael F. Mee
Gilbert R. Whitaker, Jr.

2.
Pursuant to Item 306(c) of Regulation S-K and Item 7(e)(3)(v) of Schedule 14A promulgated by the SEC, the information included under “Audit Committee Matters,” including the Audit Committee Report, shall not be deemed to be “soliciting material” or to be “filed” with the SEC, except to the extent the Corporation specifically requests that such information be treated as soliciting material or specifically incorporates such information by reference into a document filed with the SEC under the Exchange Act or under the Securities Act of 1933, as amended.

3.
The Audit Committee approved this Audit Committee report on March 13, 2002. Glenn F. Tilton was appointed to the Audit Committee on March 14, 2002 and will be eligible to attend his first Audit Committee meeting in April, 2002. Mr. Tilton did not participate in the preparation or approval of this Audit Committee Report and, accordingly, is not listed below the report.

COMPARISON OF FIVE-YEAR
CUMULATIVE TOTAL RETURN

The graph set forth below shows a five-year comparison of the yearly performance of the Corporation’s cumulative total shareholder return (change in the year-end stock price plus reinvested dividends), based on a hypothetical investment of $100, with the S&P 500 Composite Index, an index of peer companies selected by the Corporation (the “old” LNC Peer Group) and the S&P Life/Health Index.

Companies in the “old” Peer Group are as follows:

AmerUs Group Co.	Nationwide Financial Services, Inc.
Conseco, Inc.	Reinsurance Group of America
Jefferson-Pilot Corporation	Torchmark Corporation

Companies in the “old” LNC Peer Group were publicly traded companies with business units which were considered to be significant competitors of major business units of the Corporation, and their returns have been weighted for stock market capitalization. This Peer Group is the same as last year’s Peer Group except for American General Corporation and Liberty Financial Companies, Inc. (“Liberty”). AIG acquired American General Corporation on August 15, 2001. Fleet Boston Financial Corp. acquired the asset management business of Liberty on November 1, 2001. Sun Life Assurance Company of Canada acquired the annuity and bank marketing business of Liberty on October 31, 2001. Liberty took the remainder of the company private on December 12, 2001. Because financial information for these two companies on a stand-alone basis is no longer publicly available, they are not included in the “old” LNC Peer Group.

The Corporation has decided to change from comparing its performance with a custom peer group to comparing it with a published industry index (the S&P Life/Health Index) because the continuing consolidation of life and annuity companies makes it difficult to select a peer group that continues from year to year. Returns of the S&P Life/Health Index have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph.

The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

There can be no assurance that the Corporation’s stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Corporation will not make or endorse any predictions as to future stock performance.

GENERAL

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has been selected by the Board to be the independent auditors to audit the consolidated financial statements of the Corporation for fiscal year 2002. The Corporation has engaged this firm and its predecessors in that capacity continuously since January 17, 1968. Fees paid to Ernst & Young LLP during 2001 are disclosed above under “Fees Paid to Independent Auditors.” Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions relating to the audit of the Corporation’s 2001 consolidated financial statements.

SHAREHOLDER PROPOSALS

To Be Included in the Corporation’s Proxy Materials

Any shareholder proposals intended to be considered for inclusion in the proxy materials for the Corporation’s 2003 annual meeting of shareholders must be received by the Corporation no later than December 13, 2002. All such proposals should be sent to the Secretary of the Corporation.

To Be Presented In-Person at Shareholder Meetings

Shareholders wishing to propose matters for consideration at a meeting of shareholders or to propose nominees for election as directors must follow the procedures contained in the Corporation’s Bylaws. Such procedures include giving notice to the Secretary of the Corporation at least 90 and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. However, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and end thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the date such Other Annual Meeting Date is first publicly announced or disclosed. Based on the Annual Meeting Date of May 9, 2002, such notice to be considered timely received for the 2003 annual meeting of shareholders must be received on or after January 9, 2003 and on or before February 8, 2003. That notice must include:

•	the name and address of the proposing shareholder (as it appears on the Corporation’s stock records)

•	a brief description of the business desired to be brought before the meeting

•	the class and number of shares of the Corporation which are beneficially owned by the proposing shareholder

•	a description of any interest of such proposing shareholder in the business proposed

There are additional requirements, which may be applicable. The applicable bylaw requirements are set forth in Exhibit 1 on page 38.

In the case of a shareholder-proposed nominee for director, the required notice, in addition to meeting the above notice requirements, must also contain as to each such person:

•	the name, age, business address and residence address of such person

•	the principal occupation or employment of such person

•	the class and number of shares of the Corporation which are beneficially owned by such person

•
any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected)

•	the qualifications of the nominee to serve as a director of the Corporation

The applicable Bylaw requirements regarding shareholder proposed nominees is set forth in Exhibit 2 on page 39.

In the event any such matter is not brought before the meeting in accordance with the Corporation’s Bylaws, the individuals identified on the proxy card may, if the matter will be voted on, vote the shares represented by proxies in their discretion in the manner they believe to be in the best interests of the Corporation. However, the person presiding at a meeting of shareholders (the chairman) is authorized by the Bylaws, if the facts warrant, to determine that the proposed business was not properly brought before the meeting, or was not lawful or appropriate for consideration at the meeting or that a nomination for director was not properly made. Upon a declaration of such determination by the chairman, the proposed business shall not be transacted or the defective nomination shall be disregarded, as the case may be. There are additional requirements which may be applicable.

2002 Shareholder Proposals

No shareholder proposals have been received for the 2002 Annual Meeting and the deadline for submitting such proposals has past. To the extent permissible, your proxy will be voted in the discretion of the proxy holders with respect to each matter properly brought before the meeting that has not been enumerated in this Proxy Statement or for which no specific direction was given on the proxy card.

ANNUAL REPORT

The Corporation’s Annual Report to Shareholders for the fiscal year 2001 has previously been mailed to shareholders of record at the relevant addresses appearing on the Corporation’s stock books. A copy of the Annual Report on Form 10-K will be provided on written request and without charge to each shareholder requesting it. Write to Corporate Secretary, Lincoln National Corporation, 1500 Market Street, Suite 3900, Centre Square West, Philadelphia, Pennsylvania 19102-2112.

For the Board of Directors,

[GRAPHIC]

C. Suzanne Womack, Secretary
April 12, 2002

TABLE A

SECURITY OWNERSHIP OF
DIRECTORS, NOMINEES ANDtr1
EXECUTIVE OFFICERS

NAME	AMOUNT OF LNC COMMON STOCK AND NATURE OF BENEFICIAL OWNERSHIP[1]	LNC STOCK UNITS	TOTAL OF LNC COMMON STOCK AND STOCK UNITS
William J. Avery	2,000	-0-	2,000
J. Patrick Barrett	17,213	18,450	35,663
Thomas D. Bell, Jr.	7,613	5,467	13,080
Jon A. Boscia	869,639	33,573	903,212
Jenne K. Britell	1,926	887	2,813
John G. Drosdick	1,511	2,182	3,693
Charles E. Haldeman, Jr.	232,436	-0-	232,436
Jack D. Hunter	357,609	4,026	361,635
Eric G. Johnson	3,683	5,983	9,666
M. Leanne Lachman	8,173	17,953	26,126
Michael F. Mee	631	517	1,148
John M. Pietruski	10,456	11,841	22,297
Ron J. Ponder	2,391	2,927	5,318
Jill S. Ruckelshaus	10,173	2,598	12,771
Lorry J. Stensrud	39,242	12,071	51,313
Glenn F. Tilton	-0-	-0-	-0-
Richard C. Vaughan	328,293	41,442	369,735
Directors and Executive Officers as a group – 27 persons	2,599,238	255,347	2,854,585

[1]
Each of these amounts represents less than 1% of the outstanding shares of the Corporation’s Common Stock as of March 1, 2002. As to shares beneficially owned, each person has sole voting and investment power except that the following person shares voting and investment power with another person as to the number of shares indicated: Mr. Boscia, 29,302 shares. The number of shares which each person named in this table has a right to acquire pursuant to Rule 13d-3(d)(1) is as follows: Mr. Boscia, 669,000 shares; Mr. Haldeman, 120,000 shares; Mr. Vaughan, 267,250 shares; Mr. Hunter, 191,698 shares; and Mr. Stensrud, 29,750 shares. In addition, the following persons have sole voting power (and no investment power) as to the number of shares indicated: Mr. Barrett, 6,213 shares; Mr. Bell, 6,213 shares; Mr. Boscia, 108,056 shares; Ms. Britell, 926 shares; Mr. Drosdick, 1,511 shares; Mr. Haldeman, 112,436 shares, Mr. Hunter, 27,014 shares; Mr. Johnson, 3,683 shares; Ms. Lachman, 6,173 shares; Mr. Mee, 631 shares; Mr. Pietruski, 6,456 shares; Mr. Ponder, 2,391 shares; Ms. Ruckelshaus, 6,173 shares; Mr. Stensrud, 6,903 shares; and Mr. Vaughan, 38,900. In addition, the shares listed above include certain shares over which the individual exercises no formal voting or investment power: Mr. Boscia, 25,353 shares and Mr. Vaughan, 5,702 shares.

TABLE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based solely on a review by the Corporation of the filings of Schedules 13G and 13D filed with the Securities and Exchange Commission and provided to the Corporation, the Corporation was not, as of the Record Date, aware of anyone who owned greater than 5% of the Corporation’s Common Stock or more than 5% of the Corporation’s Preferred Stock.

TABLE C

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
					AWARDS		PAYOUT
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS[2] ($)	OTHER ANNUAL COMPEN- SATION[3] ($)	RESTRICTED STOCK AWARDS[4] ($)	SECURITIES UNDERLYING OPTIONS/ SARs[6](#)	LTIP PAYOUT (S) ($)[7,8]	ALL OTHER COMPEN- SATION[9] ($)
JON A. BOSCIA Chairman and CEO of LNC	2001 2000 1999	850,000 750,000 751,548	2,100,000 3,500,000 1,110,000	-0- -0- 212,194	-0- -0- -0-	188,497 300,000 204,228	2,339,332 4,697,691 33,455	133,149 68,469 138,215

CHARLES E. HALDEMAN, JR. [1] President and CEO, Lincoln National Investments and Delaware Management	2001 2000 1999	800,000 800,000 n/a	2,479,575 5,710,854 n/a	-0- -0- n/a	-0- 3,965,625[5] n/a	75,000 202,500 n/a	1,310,258 540,612 n/a	245,913 134,750 n/a

RICHARD C. VAUGHAN Executive Vice President and CFO of LNC	2001 2000 1999	515,000 496,000 468,133	666,171 882,841 253,000	-0- -0- -0-	-0- -0- -0-	53,000 100,000 60,000	675,420 1,717,041 24,579	47,501 61,949 65,451

JACK D. HUNTER Executive Vice President and General Counsel of LNC	2001 2000 1999	465,000 435,000 411,272	429,800 764,497 272,000	-0- -0- -0-	-0- -0- -0-	70,505 66,198 60,548	486,998 1,174,390 24,774	43,410 53,636 57,037

LORRY J. STENSRUD[10] Executive Vice President and CEO, Lincoln Retirement, The Lincoln National Life Insurance Company	2001 2000 1999	425,000 220,000 n/a	721,833 302,869 n/a	-0- -0- n/a	-0- 361,562[5] n/a	44,000 75,000 n/a	556,570 249,587 n/a	20,336 1,153 n/a

[1]	Mr. Haldeman’s employment with the Corporation began in 2000; therefore, no information is disclosed for 1999.

[2]	Includes annual incentive awards for 2001, 2000, and 1999 awarded under the Amended and Restated Lincoln National Corporation Incentive Compensation Plan (“ICP”).

[3]
Perquisites and other personal benefits of the Named Executive Officers, other than Mr. Boscia in 1999, did not exceed the lesser of $50,000 or 10% of the total base salary and annual bonus for the relevant Named Executive Officer during the years reported in the table and, therefore, are not included in the table. Amounts reflected for Mr. Boscia for 1999 include reimbursement of moving-related expenses incurred in connection with the relocation of the Corporation’s executive offices from Fort Wayne, Indiana to Philadelphia, Pennsylvania during 1999; in addition, the amount shown for Mr. Boscia reflects the difference ($141,747) between the cost to Mr. Boscia of his home and the price at which his home was sold in connection with such relocation. Amounts (if any) received by the other Named Executive Officers in connection with such relocation did not exceed the thresholds described above.

[4]
See note 7 for a description of shares of restricted stock awarded in 1998 for a 1998-2000 Performance Cycle under the ICP. The number and aggregate value of restricted stock holdings, including restricted stock units, of the Name Executive Officers as of December 31, 2001, are as follows: Mr. Boscia, 108,056 shares ($5,248,280); Mr. Haldeman, Jr., 118,116 shares ($5,736,922); Mr. Vaughan, 38,900 shares ($1,889,373); Mr. Hunter, 27,014 shares ($1,312,070); and Mr. Stensrud, 17,300 shares ($840,276). As of December 31, 2001, the number and value of the aggregate restricted stock holdings (including restricted stock units) of all employees and directors of the Corporation were 578,485 shares representing a total value of $28,097,043. When the restrictions on restricted stock lapse, dividend equivalents are paid in an amount equal to the dividends that would have been paid during the restricted period had the stock not been restricted during that time.

[5]
With respect to Mr. Haldeman, this figure represents a hiring bonus awarded on January 3, 2000 in connection with Mr. Haldeman’s employment. These shares, which are subject to lapse of time and continued service requirements, are scheduled to vest on January 3, 2003. With respect to Mr. Stensrud, this figure represents a hiring bonus awarded on June 30, 2000 in connection with Mr. Stensrud’s employment. These shares, which are likewise subject to lapse of time and continued service requirements, are scheduled to vest on June 30, 2003.

[6]	Reflects the impact of a 2-for-1 stock split effected during 1999.

[7]
The amounts shown for 2001 reflect amounts paid out under the performance cycle ended 2001 established pursuant to the long-term incentive plan (“LTIP”) adopted by the Compensation Committee under the ICP. More information regarding the LTIP is set forth in the Compensation Committee Report and in Table D. During 1998, the Compensation Committee awarded to certain of the Named Executive Officers shares of restricted stock under the ICP relating to a 1998-2000 Performance Cycle, which shares were subject to performance-based conditions to vesting, in addition to lapse of time and/or continued service with the Corporation. Certain of those awards were reported in the 1998 proxy statement. Consistent with the 1998 Compensation Committee resolution establishing the 1998-2000 Performance Cycle, Mr. Haldeman received a grant of 12,000 shares in connection with his employment with the Corporation. In March 2001, the Compensation Committee determined that the corporate performance criteria applicable to the restricted shares under the 1998-2000 Performance Cycle had been fully achieved and chose not to reduce the amount of those awards. Accordingly, those awards are being reported in the LTIP Payout(s) column based on the “fair market value” of those awards (i.e., the average of the high and low trading price on the day immediately preceding the date of the Compensation Committee’s decision ($43.475) multiplied by the number of restricted shares). However, those shares are still subject to lapse of time and continued service requirements that generally lapse on the third anniversary of January 1 of the year next succeeding the applicable performance cycle. Annual incentive awards made under the ICP for the one-year Performance Cycles that ended in 2001, 2000, and 1999 are reflected in the “Bonus” column (column b).

[8]
The amounts shown in column h for 2000 include dividend equivalents paid in cash (or credited to the Corporation’s deferred compensation plan) with respect to restricted shares that vested during 2000 as follows: Mr. Vaughan, $25,907. All amounts shown for 1999 represent dividend equivalents.

[9]
Amounts included in the All Other Compensation column are amounts contributed or accrued for the Named Executive Officers under the Corporation’s Employee’s Savings and Profit-Sharing Plan, the related supplemental savings plans and the dollar value of insurance premiums paid by the Corporation. The amounts contributed to the Profit-Sharing Plan and accrued supplements for fiscal 2001 are as follows: Mr. Boscia, $79,500; Mr. Haldeman, $111,162; Mr. Vaughan, $30,192; Mr. Hunter, $26,917; and Mr. Stensrud, $18,807. The amounts of insurance premiums for fiscal 2001 are as follows: Mr. Boscia, $49,920; Mr. Haldeman, $130,865; Mr. Vaughan, $15,779; and Mr. Hunter, $14,855 In addition, the amounts shown for 2000 include additional amounts contributed to the Profit-Sharing Plan and accrued supplements for fiscal 2000 after last year’s proxy statement was mailed to stockholders. Those amounts are as follows: Mr. Boscia, $12,500; Mr. Vaughan, $37,200; and Mr. Hunter, $33,535.

[10]	Mr. Stensrud’s employment with the Corporation began in June 2000. His executive compensation information for the year 2000, therefore, reflects employment for a partial year.

TABLE D

In March of 2001 the Compensation Committee of the Board adopted a new long-term incentive plan (“LTIP”) pursuant to the ICP, as in effect at that time. The LTIP is intended to reward the Corporation’s Senior Contributors for sustained Corporation performance over rolling three-year LTIP performance cycles. In order to transition to overlapping three-year cycles, with one cycle ending each year, the new LTIP was implemented with a one-year cycle ending at the close of 2001, a two-year cycle covering 2001 and 2002, and a three-year cycle from the beginning of 2001 through the end of 2003.

LONG TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

Name	Number of shares, units or other rights	Performance or other period until maturation or payout	Estimated future payouts under non-stock price based plans
			Threshold[1] $	Target[2] $	Maximum[1,2] $

		2001	403,500	1,614,000	3,228,000
Jon A. Boscia	N/A	2001-2002	437,750	1,751,000	3,502,000
		2001-2003	475,000	1,900,000	3,800,000

		2001	226,000	904,000	1,808,000
Charles E. Haldeman, Jr.	N/A	2001-2002	245,250	981,000	1,962,000
		2001-2003	266,000	1,064,000	2,128,000

		2001	116,500	466,000	932,000
Richard C. Vaughan	N/A	2001-2002	126,250	505,000	1,010,000
		2001-2003	137,000	548,000	1,096,000

		2001	84,000	336,000	672,000
Jack D. Hunter[3]	N/A	2001-2002	91,250	365,000	730,000
		2001-2003	99,500	398,000	796,000

		2001	96,000	384,000	768,000
Lorry J. Stensrud	N/A	2001-2002	104,250	417,000	834,000
		2001-2003	113,250	453,000	906,000

[1]
The awards contemplated by these LTIP cycles are intended to provide below market compensation for average or below average Corporation performance relative to a peer group of companies and average or above-average compensation for Corporation performance better than that of the peer group. The “Target” award level, which is intended to reflect market compensation, generally is achieved when the Corporation’s performance during an LTIP cycle is at the 60th percentile of the peer group. The “Threshold” award, which is only 25% of the Target award, generally reflects Corporation performance at the 25th percentile level of the peer group. The “Maximum” award, which is twice the Target award, generally will be paid only for performance that places the Corporation at or above the 75th percentile relative to the peer group. The companies included in the peer group are John Hancock Financial Services, Inc., MetLife, Inc., AmerUs Group Co., Jefferson Pilot Corporation, Manulife Financial Corporation, Sun Life Financial Services CDA, Inc., Allmerica Financial Corporation, MONY Group, Inc., Nationwide Financial Services, Inc. and Hartford Financial Services Group, Inc. Comparisons to the peer group are made on the basis of three weighted factors: 40% of the award is based on shareholder return; 40% is based on growth in operating income per diluted share; and 20% is based on return on equity. The Compensation Committee of the Board retains its authority to adjust performance targets and award levels for any cycle to reflect mergers, acquisitions or sales of businesses, restructuring charges, reserve strengthening, changes in peer companies or other factors. Amounts actually paid with respect to the performance cycle ended in 2001 are included in the Summary Compensation Table (Table C) and were as follows: Mr. Boscia, $2,339,332; Mr. Haldeman, $1,310,258; Mr. Vaughan, $675,420; Mr. Hunter, $486,998; and Mr. Stensrud, $556,570.

[2]
In no event will these LTIP award payments made to individuals who are “covered officers” under section 162(m) of the Internal Revenue Code of 1986, as amended, exceed specified percentages of the Corporation’s reported “Income from Operations” that were established by the Compensation Committee in March 2001. These percentages vary with position and the length of the relevant LTIP cycle. They range from a high of 1.50%, 0.75% and 0.50% for the CEO for the 1-year, 2-year and 3-year cycles, respectively, to a low of 0.50%, 0.25% and 0.17 % for those cycles for certain other officers.

[3]	Mr. Hunter retired in March 2002 and amounts payable under the performance cycles described above will be prorated accordingly.

TABLE E

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS					POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM
(a)	(b)	(c)	(d)	(e)	(f)	(g)
NAME	NUMBER OF SECURITIES UNDERLYING OPTIONS/SARs GRANTED[1,2] (#)	% OF TOTAL OPTIONS/SARs GRANTED TO EMPLOYEES IN FISCAL YEAR[3]	EXERCISE OR BASE PRICE[4] ($/SHARES)	EXPIRATION DATE[5]	5%($)	10%($)
Jon A. Boscia	184,000	5.7885	43.48	3/8/11	5,029,859	12,748,063
	2,168.0682		46.13	5/8/01	2.53	15.28
	2,329.0733		42.94	5/8/01	349.9	695

	188,497	5.9300			5,030,212	12,748,774

Charles E. Haldeman, Jr.	75,000	2.3594	43.48	3/8/11	2,050,214	5,196,221

Richard C. Vaughan	53,000	1.6673	43.48	3/8/11	1,448,818	3,671,996

Jack D. Hunter	38,000	1.1955	43.48	3/8/11	1,038,775	2,632,752
	5,635.1773		44.35	5/8/11	367	718
	8,482.2668		51.55	5/12/03	39,516	80,563
	9,181.2888		51.55	5/11/04	68,575	143,251
	9,207.2896		50.93	5/10/05	92,584	197,834

	70,505	2.2180			1,239,819	3,055,120

Lorry J. Stensrud	44,000	1.3842	43.48	3/8/11	1,202,792	3,048,449

[1]
Options granted on March 8, 2001 are exercisable starting 12 months after the grant date with respect to 25% of the shares granted and with an additional 25% of the option shares granted becoming exercisable on each successive anniversary, with full vesting (if full vesting has not already occurred) being accelerated upon death, disability or retirement of the holder or a change of control of the Corporation.

[2]
On April 11, 2001, Mr. Boscia received a reload grant of 2,329 options in connection with his exercise of 8,000 options granted on May 8, 1991. On May 7, 2001, Mr. Boscia received a reload grant of 2,168 options in connection with his exercise of 2,329 options granted on April 11, 2001. On April 27, 2001, Mr. Hunter received a reload grant of 5,635 options in connection with his exercise of 5,840 options granted on April 1, 1998. On August 2, 2001, Mr. Hunter received a reload grant of 8,482 options in connection with his exercise of 22,000 options granted on May 12, 1993. On August 2, 2001 Mr. Hunter received a reload grant of 9,181 options in connection with his exercise of 24,000 options granted on May 11, 1994. On August 30, 2001, Mr. Hunter received a reload grant of 9,207 option in connection with his exercise of 22,000 options granted on May 10, 1995.

[3]	The Corporation granted options and SARs representing 3,178,719 shares to employees in fiscal year 2001.

[4]	The exercise price and tax withholding obligations related to exercise may be paid by delivery of mature shares or by offset of the underlying shares, subject to certain conditions.

[5]
The options granted March 8, 2001 were granted for a term of 10 years, subject to earlier forfeiture in certain events related to termination of employment. The reload options discussed in footnote 2 above were granted for the term of the initial options, subject to earlier forfeiture in certain events related to termination of employment.

TABLE F

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

(a)	(b)	(c)	(d)		(e)

			NUMBER OF UNEXERCISED OPTIONS HELD AT DECEMBER 31, 2001		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS HELD AT DECEMBER 31, 2001[1]

NAME	SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ($)	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE

Jon A. Boscia	20,329	649,947	548,000	564,000	7,885,445	6,503,285

Charles E. Haldeman, Jr.	0.00	0.00	50,625	226,875	1,207,406	4,003,968

Richard C. Vaughan	10,148	294,551	229,000	171,000	4,019,385	2,105,905

Jack D. Hunter	73,840	2,121,122	161,000	157,068	2,205,425	1,337,917

Lorry J. Stensrud	0.00	0.00	18,750	100,250	232,687	922,022

[1]	Based on the closing price on the New York Stock Exchange Composite Transactions (“NYSE”) of the Corporation’s Common Stock on December 31, 2001 ($48.57).

TABLE G

PENSION TABLE

	ESTIMATED ANNUAL RETIREMENT BENEFIT FOR CREDITED YEARS OF SERVICE[1,3]
Final Average Salary[2]	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
$ 300,000	$49,512	$74,267	$99,023	$123,779	$148,535	$173,290	$180,790	$188,290

350,000	58,012	87,017	116,023	145,029	174,035	203,040	211,790	220,540

400,000	66,512	99,767	133,023	166,279	199,535	232,790	242,790	252,790

450,000	75,012	112,517	150,023	187,529	225,035	262,540	273,790	285,040

500,000	83,512	125,267	167,023	208,779	250,535	292,290	304,790	317,290

550,000	92,012	138,017	184,023	230,029	276,035	322,040	335,790	349,540

600,000	100,512	150,767	201,023	251,279	301,535	351,790	366,790	381,790

650,000	109,012	163,517	218,023	272,529	327,035	381,540	397,790	414,040

700,000	117,512	176,267	235,023	293,779	352,535	411,290	428,790	446,290

750,000	126,012	189,017	252,023	315,029	378,035	441,040	459,790	478,540

800,000	134,512	201,767	269,023	336,279	403,535	470,790	490,790	510,790

850,000	143,012	214,517	286,023	357,529	429,035	500,540	521,790	543,040

900,000	151,512	227,267	303,023	378,779	454,535	530,290	552,790	575,290

950,000	160,012	240,017	320,023	400,029	480,035	560,040	583,790	607,540

1,000,000	168,512	252,767	337,023	421,279	505,535	589,790	614,790	639,790

1,050,000	177,012	265,517	354,023	442,529	531,035	619,540	645,790	672,040

1,100,000	185,512	278,267	371,023	463,779	556,535	649,290	676,790	704,290

1,150,000	194,012	291,017	388,023	485,029	582,035	679,040	707,790	736,540

1,200,000	202,512	303,767	405,023	506,279	607,535	708,790	738,790	768,790

[1]
Amounts shown reflect estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including the Named Executive Officers, under the Corporation’s retirement plans, which cover most officers and other employees on a non-contributory basis. Such benefits reflect a reduction to recognize in part the Corporation’s cost of Social Security Benefits related to service for the Corporation. This table assumes retirement at age 65 (current normal retirement date), and at age 65, the following individuals will have the whole number of credited years of service indicated: Mr. Boscia, 34; Mr. Haldeman, 13; Mr. Vaughan, 24; Mr. Hunter, 40; Mr. Stensrud, 13. Mr. Hunter retired on March 13, 2002 and had 40 years of credited service at that time.

[2]
Final average salary is the average of an employee’s base salary paid in any consecutive 60-month period during an employee’s last ten years of active employment which produces the highest average salary. The base salary for the Named Executive Officers is reflected in Column (c) of the Summary Compensation Table on page 32.

[3]
As a result of limitations under the Internal Revenue Code, a portion of these amounts will be paid under supplemental benefit plans established by the Corporation to provide benefits (included in this table) which would exceed these limits.

EXHIBIT 1

Section 10. Notice of Shareholder Business. At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting, and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting given in accordance with Section 4 of this Article I, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or the chief executive officer, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) above, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty days before such anniversary date and ends thirty days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the date such Other Annual Meeting Date is first publicly announced or disclosed. A shareholder’s notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, including the text of any proposal to be presented, (b) the name and address, as they appear on the corporation’s stock records, of the shareholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the shareholder, and (d) any interest of the shareholder in such business. Only such business shall be brought before a special meeting of shareholders as shall have been specified in the notice of meeting given in accordance with Section 4 of this Article I. In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 10. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 10. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the bylaws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted.

EXHIBIT 2

Section 11. Notice of Shareholder Nominees. Nominations of persons for election to the board of directors of the corporation may be made at any annual meeting of shareholders by or at the direction of the board of directors or by any shareholder of the corporation entitled to vote for the election of directors at the meeting. Such shareholder nominations shall be made pursuant to timely notice given in writing to the secretary of the corporation in accordance with Section 10 of this Article I. [Corporation’s Note: Article 10 is attached to this Proxy Statement as Exhibit 1.] Such shareholder’s notice shall set forth, in addition to the information required by Section 10, as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) the qualifications of the nominee to serve as a director of the corporation. In the event the board of directors calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, if the shareholder’s notice of such nomination contains the information specified in this Section 11 and shall be delivered to the secretary of the corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the board of directors to be elected at such meeting or the number of directors to be elected are publicly announced or disclosed. In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 11. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 11. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

[GRAPHIC]
“Lincoln Financial Group” is the marketing name for
Lincoln National Corporation and its affiliates.

The Board of Directors recommends a vote FOR proposal 1

	FOR	WITHHELD
1. To elect directors	☐	☐	Nominees for three-year terms expiring 2005.		2. In their discretion, to act or vote upon other matters which may properly come before the meeting or any adjournment thereof.
			01 J. Patrick Barrett 02 Thomas D. Bell, Jr.	03 John G. Drosdick 04 Michael F. Mee
For all nominees except as noted below.			Nominee for two-year term expiring 2004.
05 William J. Avery

All to the right in accordance with the Notice of Annual Meeting of Shareholders and Proxy Statement for the meeting, receipt of which is hereby acknowledged.

Signature must be that of the Shareholder. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys in fact, etc. should so indicate when signing.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐	MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING ☐
   By checking the box to the right, I consent to future access of Annual Reports, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me from any future stockholder meeting until such consent is revoked, but a notice of the meeting and the availability of the materials will be provided to me. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

Signature                                                                                 Signature                                                            Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

<    FOLD AND DETACH HERE    <

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/lnc	OR	Telephone 1-800-435-6710	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you are acknowledging receipt of the
Notice of Annual Meeting of Stockholders and Proxy Statement and of the
Company’s Annual Report for 2001, and you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.LFG.com/proxy-annrep

P
R
O
X
Y

LINCOLN NATIONAL CORPORATION
PHILADELPHIA, PA

The undersigned shareholder in LINCOLN NATIONAL CORPORATION (the “Corporation”), an Indiana corporation, appoints JON A. BOSCIA, JILL S. RUCKELSHAUS and C. SUZANNE WOMACK or any one or more of them, the true and lawful attorney in fact and proxy of the undersigned, with full power of substitution to all or any one or more of them, to vote as proxy for and in the name, place and stead of the undersigned at the ANNUAL MEETING of the shareholders of the Corporation, to be held at The Ritz-Carlton Hotel, Ten Avenue of the Arts, Philadelphia, PA, 10:00 a.m., local time, Thursday, May 9, 2002, or at any adjournment thereof, all the shares of stock in the Corporation shown on the other side (whether Common Stock or $3.00 Cumulative Convertible Preferred Stock, Series A) which the undersigned would be entitled to vote if then personally present, revoking any proxy previously given.

A majority of such attorneys and proxies who shall be present and shall act as such at the meeting or any adjournment thereof, or if only one such attorney and proxy be present and act, then that one, shall have and may exercise all the powers hereby conferred.

This proxy is being solicited by the Corporation’s Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1. AUTHORIZATION WILL, TO THE EXTENT PERMISSIBLE, BE GIVEN TO THE NAMED PROXIES, OR ANY ONE OR MORE OF THEM, IN THEIR DISCRETION TO ACT OR VOTE UPON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

(Continued, and to be Signed, on reverse side)	SEE REVERSE SIDE

<    FOLD AND DETACH HERE    <

Lincoln National Corporation

2001 Business Highlights

•	Although performance for 2001 was challenged due to the volatility in the stock market and the September 11 tragedy, Lincoln delivered solid earnings of $689 million, or $3.56 per diluted share.

•
Lincoln was recognized in The Wall Street Journal’s annual “Shareholder Scoreboard” for outperforming the industry average return rate over the past five years. Lincoln’s 16.3 percent average annual five-year total shareholder return beat the industry’s average of 6.1 percent by more than 10 percentage points. Lincoln’s three-year and one-year performance exceeded its peer group by 12.5 percentage points and 14.8 percentage points, respectively.

•	The quarterly dividend on Lincoln’s common stock increased 5 percent to $.32 cents, representing the 17th consecutive year of increased dividends.